CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Financial Statements" in the Statement of Additional Information, to the use of our report dated May 4, 2001 with respect to the financial statements and financial highlights (Institutional Class) of Financial Services Fund and to the incorporation by reference in this Post-Effective Amendment Number 20 to the Registration Statement (Form N-1A)(No. 33-62174) of Legg Mason Investors Trust, Inc., of our reports dated May 4, 2001, included in the 2001 Annual Reports to shareholders.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
June 28, 2001